Exhibit 99.2

TERM SHEET PROVIDED BY IHEART TO CERTAIN OF ITS DEBT HOLDERS ON MAY 15, 2016

Confidential Draft – Subject to Substantial Revision

Subject to Bankr. D. Del. L.R. 9019-5, FRE 408, TRE 408,

TCPRC 154.073, and Other Mediation and Settlement Privileges

Subject to Confidentiality Agreements, each Effective as of April 29, 2016

	Term Loans	PGNs

Financial Considerations	• 75 bps interest rate reduction in each tranche • 1 year maturity extension on each tranche	• Same

Specified Notes

•    Buyback cash allowance of $1.2bn for 2018 Notes and 2021 Notes (together the “ Specified Notes”) (Any such repurchased debt is retired)[1]

•    Ability to pay Specified Notes at maturity with identified source of funds, in excess of above $1.2bn allowance, if Total Consolidated Net Leverage[2] is below 9.00x

•    Ability to pay scheduled interest

•    Company retains ability to use unsecured debt to refinance debt at maturity

• Same

Sources of Funds for Buybacks of Specified Notes

•    Ability to use assets of Broader Media and CC Finco as security for up to $275mm of new borrowing

•    Participating secured holders to provide term sheet for such financing

•    Cash from inside and outside the restricted group

•    Proceeds from $325mm (and growth through builder) disposition basket

•    Restricted payment capacity

• Same

Disposition Basket

•    Limits all future dispositions to within credit group, but does not limit CCO’s ability to use unrestricted subsidiaries under its financing agreements

•    $325mm asset sale basket with builder equal to 20% of discount captured from retirement of Specified Notes after transaction date subject to a builder cap of $175mm (total cap of $500mm)

•    Asset sale proceeds outside of above basket to be used to repay term loan, subject to a total asset sales cap of $550mm, with additional carveout for specified assets to be agreed upon by the parties

•    Limits all future dispositions to within credit group, but does not limit CCO’s ability to use unrestricted subsidiaries under its financing agreements

•    Modify asset sale provision to permit use of proceeds from basket described in Term Loans to tender for Specified Notes

•    Any additional asset sale proceeds applied per asset sale covenant in bond indentures

Permitted Investment	• Company will not designate any additional subsidiaries as unrestricted (Broader Media and CC Finco will continue to be unrestricted) • No future Investments into unrestricted subsidiaries	• Same

Restricted Payments	• Basket reset to zero, with a one-time increase of $50mm based on achieving Total Consolidated Net Leverage[2] less than or equal to 9.00x	• Same

Incentives to Consenting Holders

•    Agree to early spring of Principal Properties lien, [subject to compliance with restrictions in existing agreements and agreement with respect to scope of collateral granted to Legacy Notes]

•    Agree to create lien on assets of Broader Media and CC Finco to secure Term Loans subordinate only to lien securing $275mm of financing described above

• Same (where lien is pari passu with lien securing Term Loan)

Other Comments

•    Minimum Term Loan and PGN participation level of [TBD]%

•    Removal of other covenants to be discussed

•    Ability to modify covenants of the Specified Notes

•    Company held debt to be extinguished (including debt at Broader Media and CC Finco)

•    Sponsors’ positions to be disclosed

•    Other covenants to be mutually agreed

• Same

[1]	There will continue to be no restrictions on the buyback of Term Loans or PGNs
[2]	[iHeart debt (net of cash) divided by iHeart EBITDA] Note: To be discussed